 EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2024 First Quarter

ORLANDO, FL – November 9, 2023 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of thermal imaging cores, custom optical assemblies, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced financial results for its fiscal 2024 first quarter ended September 30, 2023.

Fiscal 2024 First Quarter Highlights:

•	Revenue of $8.1 million for the first quarter of fiscal 2024
•	Total backlog at September 30, 2023 of $21.3 million
•	Net loss for the first quarter of fiscal 2024 was $1.3 million
•	EBITDA* loss for the first quarter of fiscal 2024 was $0.4 million
•	Acquired Visimid Technologies
•	Partnership announced with Lockheed Martin and Visimid to develop thermal imaging technology for key missile systems

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “In the first fiscal quarter of 2024 LightPath took significant strides towards our strategy to move products upstream. The acquisition of Visimid added two crucial capabilities that are changing the company for the better. First, we can now produce end-to-end custom imaging cores, which provides a more plug-and-play relationship between LightPath and value-added resellers. Second, new engineering capabilities allow LightPath to be involved earlier within our customers’ design cycle and increase our likelihood of servicing those designs through to manufacturing.”

Mr. Rubin continued, “Shortly after our acquisition of Visimid, we announced the Company was selected to design the optical head for a Lockheed Martin missile program. The design phase of that program includes delivering 100 optical missile heads to Lockheed for $7.5 million. The ultimate selection of Lockheed Martin by the military would likely result in a substantial revenue opportunity should the Company supply the part we are designing for Lockheed Martin. The pairing of LightPath and Visimid strengthened the bid for that program, as the Company can handle both design and manufacturing.”

“We previously announced the availability of High Framerate LWIR Thermal Imaging Cores in September. High Framerate LWIR thermal imaging cameras have broad applications across various industries, including railway inspection, heat transfer studies, ballistics analysis, etc. LWIR thermal cores are the first stand-alone OEM product we’ve highlighted and provide revolutionary capabilities that are only achieved by pairing our proprietary materials and manufacturing with Visimid custom imaging cores.”

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

“Lastly, we announced the US Department of Defense is funding our qualification of additional materials as substitutes for Germanium within their supply chain. This new funding arrangement allows us to continue efforts toward our goal of being the preferred alternative to Chinese-sourced Germanium.”

Updated Product Groups

We previously organized our products in three groups: precision molded optics (“PMO”), infrared, and specialty products. Revenues from product development agreements for engineering services were included in specialty products. With our strategic transition into more value-added solutions, and the addition of Visimid in July 2023, we reorganized our products into four product groups: infrared components, visible components, assemblies & modules, and engineering services. Assemblies/solutions were previously included in PMO, infrared or specialty products, depending on the lens type.

Below is our fiscal 2023 revenue presented in accordance with our new product groups:

Product Group Revenue ($ in millions)**	First Quarter of Fiscal 2023		Second Quarter of Fiscal 2023	Third Quarter of Fiscal 2023	Fourth Quarter of Fiscal 2023
Infrared ("IR") components		$3.2	$3.3	$3.1	$4.8
Visible components		$3.3	$3.9	$3.1	$3.2
Assemblies & modules		$0.9	$1.2	$1.0	$1.6
Engineering services	<$	0.1	$0.1	$0.2	$0.1

2024 Fiscal First Quarter Financial Results

Revenue for the first quarter of fiscal 2024 was approximately $8.1 million, an increase of approximately $0.7 million, or 10%, as compared to approximately $7.4 million in the same period of the prior fiscal year. Revenue among our product groups for the first quarter of fiscal 2024 was as follows:

Product Group Revenue ($ in millions)**	First Quarter of Fiscal 2024	First Quarter of Fiscal 2023		% Change
Infrared ("IR") components	$3.8		$3.2	20%
Visible components	$2.7		$3.3	(18%)
Assemblies & modules	$1.3		$0.9	45%
Engineering services	$0.3	<$	0.1	650%

** Numbers may not foot due to rounding

•

Revenue generated by IR components was approximately $3.8 million in the first quarter of fiscal 2024, an increase of approximately $0.6 million, or 20%, as compared to approximately $3.2 million in the same period of the prior fiscal year. The increase in revenue is primarily due to an increase in shipments against an annual contract for an international military program. This contract was also renewed during the first quarter of fiscal 2024 for a higher dollar value than the previous contract.

•

Revenue generated by visible components was approximately $2.7 million for the first quarter of fiscal 2024, a decrease of approximately $0.6 million, or 18%, as compared to approximately $3.3 million in the same period of the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales to customers in the telecommunications industry in China and a decrease in sales of through catalog and distribution channels in the U.S. and in Europe.

•

Revenue from assemblies & modules was approximately $1.3 million for the first quarter of fiscal 2024, an increase of approximately $0.4 million, or 45%, as compared to the same period of the prior fiscal year. Approximately one-third of this increase is due to the addition of Visimid product sales. The remaining increase is driven by sales to customers in the defense industry, and increased sales of a custom visible lens assembly to a medical customer, for which we have an end of life order in backlog going into fiscal 2025.

•

Revenue from engineering services increased by $253,000, as compared to the same period of the prior fiscal year. Approximately $175,000 of this increase is due to the addition of Visimid sales. The remaining increase is driven by revenue from one of our space-related funded research contracts.

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Gross margin in the first quarter of fiscal 2024 was approximately $2.3 million, an increase of $98,000, or 4%, as compared to the same period of the prior fiscal year. Total cost of sales was approximately $5.7 million for the first quarter of fiscal 2024, compared to approximately $5.1 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 29% for the first quarter of fiscal 2024, compared to 30% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is due to the decrease in visible components sales, which typically have higher margins than our infrared components product group, which comprised a greater portion of our sales for the first quarter of fiscal 2024.

Selling, general and administrative (“SG&A”) costs were approximately $2.7 million for the first quarter of fiscal 2024, an increase of approximately $23,000, or 1%, as compared to approximately $2.6 million in the same period of the prior fiscal year.  The increase in SG&A costs is primarily due to costs of approximately $83,000 associated with the acquisition of Visimid, which closed in July 2023.  These costs were partially offset by a decrease in stock compensation.

Net loss for the first quarter of fiscal 2024 was approximately $1.3 million, or $0.04 basic and diluted loss per share, compared to $1.4 million, or $0.05 basic and diluted loss per share, for the same quarter of the prior fiscal year. The decrease in net loss of approximately $38,000 for the first quarter of fiscal 2024, as compared to the same period of the prior fiscal year, was primarily attributable to the favorable change in the provision for income taxes.

Our EBITDA for the quarter ended September 30, 2023 was a loss of approximately $432,000, compared to $392,000 for the same period of the prior fiscal year. The decrease in EBITDA in the first quarter of fiscal 2024 was primarily attributable to other income and expenses (non-operating).

Liquidity and Capital Resources

Cash provided by operations was approximately $1.1 million for the first quarter of fiscal 2024, compared to cash used in operations of approximately $415,000 for the same period of the prior fiscal year. Cash provided by operations for the first quarter of fiscal 2024 was largely driven by decrease in accounts receivable, as sales were higher in the fourth quarter of fiscal 2023 than in the first quarter of fiscal 2024.  Comparatively, cash used in operations in the first quarter of fiscal 2023 reflects a decrease in accounts payable and accrued liabilities during such period resulting from the payment of certain expenses related to previously disclosed events that occurred at our Chinese subsidiaries, which were accrued in prior periods.

Capital expenditures were approximately $955,000 for the first quarter of fiscal 2024, compared to approximately $243,000 in the same period of the prior fiscal year. The spending in the first quarter of fiscal 2024 was largely driven by the Orlando Facility expansion, whereas the majority of our capital expenditures during the first quarter of fiscal 2023 was for maintenance activities. As previously disclosed, we constructed additional tenant improvements in our Orlando facility subject to our continuing lease, of which the landlord agreed to provide $2.4 million in tenant improvement allowances. The balance of the tenant improvement costs is estimated to be $3.8 million.  During the first quarter of fiscal 2024, we expended $890,000 toward this project, with the remaining estimated $550,000 expected to be expended during the second quarter of fiscal 2024, pending final construction invoices.

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Sales Backlog

Our total backlog at September 30, 2023 was approximately $21.3 million, a decrease of 7%, as compared to $23.0 million as of September 30, 2022. Compared to the end of fiscal 2023, our total backlog decreased by 2% during the first quarter of fiscal 2024. The decrease in backlog during the first three months of fiscal 2024 is primarily due to shipments against several annual and multi-year contract renewals, which orders were added to the backlog in prior periods.  Shipments during the first quarter of fiscal 2024 were partially offset by one significant contract renewal for advanced infrared optics for a critical international military program, which renewal represented a 40% increase in dollar value as compared to the previous order.  The timing of multi-year contract renewals are not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received and decrease as shipments are made against these orders. We anticipate that our existing annual and multi-year contracts will be renewed in future quarters.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 9, 2023, at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2024 first quarter.

Date: Thursday, November 9, 2023

Time: 5:00 p.m. (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: Fiscal First Quarter Earnings Webcast

Participants are recommended to dial-in or log on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 23, 2023. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #6017052.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

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A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measure, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Dallas, Texas, Latvia and China.

LightPath's wholly-owned subsidiary, Visimid Technologies, was acquired in July 2023, and specializes in the design and development of customized infrared cameras, for the industrial and defense industries. Such customized cameras are often sold together with customized optical assemblies from LightPath.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP's infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses.

For more information on LightPath and its businesses, please visit www.lightpath.com.

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Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the actual and potential effects on the Company’s business from the COVID-19 pandemic or rising inflation and interest rates. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the continuing impacts of the COVID-19 pandemic and its effect on materials supply and the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; geopolitical tensions, the Russian-Ukraine conflict, and the Hamas/Israel war; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

(tables follow)

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2023	2023
Current assets:
Cash and cash equivalents	$4,316,965	$4,687,004
Restricted cash	2,542,993	2,457,486
Trade accounts receivable, net of allowance of $21,089 and $18,502	5,024,024	6,634,574
Inventories, net	7,503,496	7,410,734
Prepaid expenses and other assets	558,204	570,293
Other receivables	27,083	—
Total current assets	19,972,765	21,760,091

Property and equipment, net	15,593,252	12,810,930
Operating lease right-of-use assets	7,571,878	9,571,604
Intangible assets, net	3,051,444	3,332,715
Goodwill	8,915,637	5,854,905
Deferred tax assets, net	140,000	140,000
Other assets	67,773	65,939
Total assets	$55,312,749	$53,536,184
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,907,279	$2,574,135
Accrued liabilities	1,740,083	662,242
Accrued payroll and benefits	1,478,250	1,499,896
Operating lease liabilities, current	1,016,940	969,890
Loans payable, current portion	1,269,340	1,023,814
Finance lease obligation, current portion	112,352	103,646
Total current liabilities	8,524,244	6,833,623

Deferred tax liabilities, net	467,979	465,000
Accrued liabilities, noncurrent	1,075,000	—
Finance lease obligation, less current portion	340,716	341,201
Operating lease liabilities, noncurrent	8,773,442	8,393,248
Loans payable, less current portion	1,236,633	1,550,587
Total liabilities	20,418,014	17,583,659

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 37,455,438 and 34,344,739 shares issued and outstanding	374,554	373,447
Additional paid-in capital	243,217,458	242,808,771
Accumulated other comprehensive income	481,328	606,536
Accumulated deficit	(209,178,605)	(207,836,229)
Total stockholders’ equity	34,894,735	35,952,525
Total liabilities and stockholders’ equity	$55,312,749	$53,536,184

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended September 30,
	2023	2022
Revenue, net	$8,077,248	$7,366,901
Cost of sales	5,745,542	5,132,989
Gross margin	2,331,706	2,233,912
Operating expenses:
Selling, general and administrative	2,661,168	2,638,173
New product development	639,889	549,881
Amortization of intangible assets	281,271	281,271
Total operating expenses	3,582,328	3,469,325
Operating loss	(1,250,622)	(1,235,413)
Other income (expense):
Interest expense, net	(57,611)	(70,370)
Other income, net	5,403	27,217
Total other (expense), net	(52,208)	(43,153)
Loss before income taxes	(1,302,830)	(1,278,566)
Income tax provision	39,546	102,134
Net loss	$(1,342,376)	$(1,380,700)
Foreign currency translation adjustment	(125,208)	(917,829)
Comprehensive loss	$(1,467,584)	$(2,298,529)
Loss per common share (basic)	$(0.04)	$(0.05)
Number of shares used in per share calculation (basic)	37,431,748	27,070,949
Loss per common share (diluted)	$(0.04)	$(0.05)
Number of shares used in per share calculation (diluted)	37,431,748	27,070,949

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
	Class A			Accumulated
	Common		Additional	Other		Total
	Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2023	37,344,739	$373,447	$242,808,771	$606,536	$(207,836,229)	$35,952,525
Issuance of common stock for:
Employee Stock Purchase Plan	14,607	146	19,573	—	—	19,719
Exercise of Stock Options, RSUs & RSAs, net	14,482	145	(145)	—	—	—
Issuance of common stock for acquisition of Visimid	81,610	816	149,184	—	—	150,000
Stock-based compensation on stock options, RSUs & RSAs	—	—	240,075	—	—	240,075
Foreign currency translation adjustment	—	—	—	(125,208)	—	(125,208)
Net loss	—	—	—	—	(1,342,376)	(1,342,376)
Balances at September 30, 2023	37,455,438	$374,554	$243,217,458	$481,328	$(209,178,605)	$34,894,735

Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	16,287	163	19,707	—	—	19,870
Exercise of Stock Options & RSUs, net	8,852	88	(88)	—	—	—
Stock-based compensation on stock options RSUs & RSAs	—	—	284,598	—	—	284,598
Foreign currency translation adjustment	—	—	—	(917,829)	—	(917,829)
Balances at September 30, 2022	—	—	—	—	(1,380,700)	(1,380,700)
	27,071,929	$270,719	$232,619,220	$17,296	$(205,170,058)	$27,737,177

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(1,342,376)	$(1,380,700)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	813,556	816,334
Interest from amortization of debt costs	—	18,560
Stock-based compensation on stock options, RSUs & RSAs, net	240,075	284,598
Provision for doubtful accounts receivable	19	(12,452)
Change in operating lease assets and liabilities	24,946	(43,531)
Deferred taxes	2,979	(29,596)
Changes in operating assets and liabilities:
Trade accounts receivable	1,399,160	639,725
Other receivables	(27,083)	(82,391)
Inventories	144,978	(20,282)
Prepaid expenses and other assets	13,335	10,874
Accounts payable and accrued liabilities	(129,600)	(616,494)
Net cash provided by (used in) operating activities	1,139,989	(415,355)

Cash flows from investing activities:
Purchase of property and equipment	(955,002)	(243,393)
Acquisition of Visimid Technologies, net of cash acquired	(572,141)	—
Proceeds from sale-leaseback of equipment	364,710	—
Net cash used in investing activities	(1,162,433)	(243,393)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	19,719	19,870
Payments on loans payable	(206,518)	(169,902)
Repayment of finance lease obligations	(27,062)	(37,079)
Net cash used in financing activities	(213,861)	(187,111)
Effect of exchange rate on cash and cash equivalents	(48,227)	(363,163)
Change in cash, cash equivalents and restricted cash	(284,532)	(1,209,022)
Cash, cash equivalents and restricted cash, beginning of period	7,144,490	5,507,891
Cash, cash equivalents and restricted cash, end of period	$6,859,958	$4,298,869

Supplemental disclosure of cash flow information:
Interest paid in cash	$58,397	$48,803
Income taxes paid	$33,407	$140,756
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through finance lease arrangements	$46,688	—

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended September 30,
	2023	2022
Net loss	$(1,342,376)	$(1,380,700)
Depreciation and amortization	813,556	816,334
Income tax provision	39,546	102,134
Interest expense	57,611	70,370
EBITDA	$(431,663)	$(391,862)
% of revenue	-5%	-5%

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